Exhibit 7(a)(3)

               Columbia Spectrum Management, L.P.

                      Statements of Income


                                                Year ended December 31,
                                                1996               1995
                                                ----               ----
Revenue:
  Service                                  $ 9,061,103         $ 5,875,326
  Equipment sales, subcontractor
    services and other                      17,787,557           3,615,821
                                           -----------         -----------
Total revenues                              26,848,660           9,491,147


Cost of revenues:
  Services                                   2,662,907             855,993
  Equipment sales, subcontractor
    services and other                      17,422,053           3,012,568
                                           -----------         -----------
Total cost of revenues                      20,084,960           3,868,561

Gross profit                                 6,763,700           5,622,586

Expenses:
  Sales and marketing                          272,988             227,073
  General and administrative                 2,176,591           1,640,176
                                           -----------         -----------
Income from operations                       4,314,121           3,755,337

Other income (expense):
  Interest income                               83,659              10,910
  Interest expense                              (3,270)           (101,908)
                                           -----------         -----------
Net income                                   4,394,510           3,664,339
                                           ===========         ===========

Net income allocation:
  Limited partners                           4,350,565           3,121,700
  General partner                               43,945             542,639
                                           -----------         -----------
                                           $ 4,394,510         $ 3,664,339
                                           ===========         ===========
Limited partners - net income
  per unit                                 $     31.81         $     22.82
                                           ===========         ===========



               Columbia Spectrum Management, L.P.

                 Statements of Partners' Capital

          For the year ended December 31, 1996 and 1995

       ]

                                  Limited           General
                                  Partners          Partner          Total
                              ----------------------------------------------

Balance, December 31, 1994    $        --      $  (516,439)     $  (516,439)
Issuance of 8,981 limited
  partnership units                66,250               --           66,250
Investment by general
  partner                              --              837              837
Net income - 1995               3,121,700          542,639        3,664,339
                             ------------      -----------      -----------
Balance, December 31,
  1995                          3,187,950           27,037        3,214,987
Net income - 1996               4,350,565           43,945        4,394,510
Distribution of earnings       (5,426,223)         (53,939)      (5,480,162)
                              -----------      -----------      -----------
Balance, December 31,
  1996                        $ 2,112,292      $    17,043      $ 2,129,335
                              ===========      ===========      ===========
